Exhibit 4.3

EXECUTION VERSION

PREFERENCE SHARES GUARANTEE AGREEMENT
By and Among
THE GOVERNMENT OF BERMUDA,
THE BANK OF N.T. BUTTERFIELD & SON LIMITED,
THE BANK OF NEW YORK MELLON
And
BUTTERFIELD FULCRUM GROUP (BERMUDA) LIMITED
Dated as of June 22, 2009

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INTRODUCTION

This PREFERENCE SHARES GUARANTEE AGREEMENT (this “Guarantee Agreement”), dated as of June 22, 2009, is executed and delivered by the Ministry of Finance of Bermuda on behalf of the Government of Bermuda (the “Guarantor”), The Bank of N. T. Butterfield & Son Limited, a local company incorporated under the laws of Bermuda (the “Bank”), The Bank of New York Mellon, as trustee (the “Guarantee Trustee”) and Butterfield Fulcrum Group (Bermuda) Limited (the “Butterfield Fulcrum Group”), as a paying agent.

RECITALS

WHEREAS, on April 14, 2009, the shareholders of the Bank duly adopted a Bank proposal, and on June 12, 2009, the board of directors of the Bank or any duly authorized committee of the board of directors (collectively, the “Board of Directors”) duly adopted resolutions, authorizing the issuance of 200,000 8.00% Guaranteed Non-Cumulative Perpetual Limited Voting Preference Shares, par value U.S.$0.01 per preference share (the “Preference Shares”), having the designation, powers, preferences and rights and qualifications, limitations and restrictions set forth in the Certificate of Designation (as defined herein), a copy of which is attached hereto as Exhibit A; and

WHEREAS, as incentive to purchase the Preference Shares, the Guarantor desires to fully and unconditionally irrevocably guarantee with the full faith and credit of the Guarantor, to the extent set forth in this Guarantee Agreement, to make the Guarantee Payments (as defined herein) and to pay the Liquidation Payment Price or the Guarantee End Date Put Price (each as defined herein) to the Holders (as defined herein) of the Preference Shares and to make certain other payments and take certain other actions on the terms and conditions set forth herein, and, in consideration therefor, the Bank has agreed to pay the Guarantor a guarantee fee on the terms and conditions set forth in this Guarantee Agreement and to issue to the Guarantor a warrant to purchase 4,279,601 Common Shares (as defined herein) of the Bank (subject to customary anti- dilution adjustments) (the “Warrant”), a copy of which is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of and reliance upon the premises and the agreements contained in this Guarantee Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions and Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a)           Capitalized terms used in this Guarantee Agreement but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1 or, if used and not defined herein, in the Certificate of Designation;

(b)           a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c)           all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d)           all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified; and

(e)           a reference to the singular includes the plural and vice versa. “Acceleration Payment” has the meaning set forth in Section 6.2. “Acceleration Payment Date” has the meaning set forth in Section 6.2.

“Applicable Taxing Authority” means any Governmental Authority of or in Bermuda or any political subdivision thereof or therein.

“Authorized Officer” of a Person means any Person that is authorized to bind such Person.

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Bank” has the meaning provided in the preamble.

“Bank Guarantee End Date Notice” has the meaning set forth in Section 4.3(b). “Bank Liquidation Event Notice” has the meaning set forth in Section 4.2(b).

“Bank Redemption Failure” means the failure by the Bank to pay the redemption price stated in a notice of redemption with respect to a redemption on the Bank Redemption Date mailed to Holders of Preference Shares pursuant to the Certificate of Designation on or before the forty (40th) calendar day prior to the Guarantee End Date.

“Bank Redemption Failure Notice” has the meaning set forth in Section 4.3(c). “Board of Directors” has the meaning provided in the recitals.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or Bermuda generally are authorized or required by law or other governmental actions to close.

“Certificate of Designation” refers to the certificate, a copy of which is attached hereto as Exhibit A, which sets forth the designation, powers, preferences and rights and qualifications,

limitations and restrictions of the Preference Shares with respect to which a guarantee is granted hereunder.

“Common Shares” means the ordinary shares, par value BD$1.00 per share, of the Bank.

“Corporate Trust Office” means the principal office of the Guarantee Trustee in the Borough of Manhattan, The City of New York, which at any particular time its corporate trust business shall be principally administered.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2009.

“Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, provided that the initial Dividend Period shall be the period from and including June 22, 2009 to, but excluding, September 15, 2009.

“Dividend Rate” means 8.00% per annum.

“Dividend Record Date” means the first day of the month in which the Dividend Payment Date occurs. Any day that is a Dividend Record Date shall be a Dividend Record Date whether or not such a day is a Business Day.

“Event of Default” has the meaning set forth in Section 6.1.

“External Indebtedness” means any Indebtedness denominated in a currency other than Bermuda dollars.

“Forms” has the meaning set forth in Section 5.8(a)(ii).

“Full Dividend” means the full dividend that, if declared, would be payable on any Preference Share with respect to any Dividend Period, calculated at a rate per annum equal to the Dividend Rate on the Liquidation Preference of such Preference Share, and shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months. The amount of dividends payable on Preference Shares on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed by the Bank on the basis of a 360-day year consisting of twelve (12) thirty (30) day months, and actual days elapsed over a thirty (30) day month, in each case rounding the resulting figure to the nearest cent (half a cent being rounded upwards). The Bank shall notify the Guarantee Trustee of such amount in writing at least two Business Days prior to any Dividend Payment Date.

“Governmental Authority” means

(a)           the government of

(i)            Bermuda, any political subdivision thereof, or

(ii)           any other jurisdiction which asserts jurisdiction over any properties of the Guarantor, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee Agreement” has the meaning provided in the preamble.

“Guarantee End Date” shall mean the tenth anniversary of the date on which Preference Shares are first issued.

“Guarantee End Date Put” has the meaning set forth in Section 4.3(a).

“Guarantee End Date Put Notice” has the meaning set forth in Section 4.3(d)(ii).

“Guarantee End Date Put Date” has the meaning set forth in Section 4.3(d)(ii)(B).

“Guarantee End Date Put Price” has the meaning set forth in Section 4.3(a).

“Guarantee Payments” shall mean payments due and payable by the Guarantor hereunder with respect to each Dividend Period during the Term for which there are Unpaid Dividend Payments, which payments by the Guarantor shall, in respect of each Preference Share for any such Dividend Period, be an amount equal to (1) the Full Dividend less (2) the amount of any dividend declared and paid by the Bank with respect to such Preference Share for such Dividend Period.

“Guarantee Payments Demand Notice” has the meaning set forth in Section 4.1(b).

“Guarantee Trustee” means the The Bank of New York Mellon, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning provided in the preamble.

“Holder” means a Person whose name appears on the Preference Share register of members of the Bank.

“Indebtedness” means obligations of, or guaranteed (whether by contract, statute or otherwise) by, the Guarantor for borrowed money or evidenced by bonds, debentures, notes or other similar instruments.

“Indemnified Person” means the Guarantee Trustee, any Affiliate of the Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Guarantee Trustee.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any asset or revenues of any kind whether in effect on the date this Guarantee Agreement becomes effective or at any time thereafter.

“Liquidation Event” has the meaning set forth in Section 4.2(a).

“Liquidation Payment” has the meaning set forth in Section 4.2(a).

“Liquidation Payment Date” has the meaning set fort in Section 4.2(d).

“Liquidation Payment Notice” has the meaning set forth in Section 4.2(d).

“Liquidation Payment Price” has the meaning set forth in Section 4.2(a).

“Liquidation Preference” means a liquidation preference of U.S.$1,000 per Preference Share.

“Non-Guarantor Held Preference Shares” means Preference Shares held by or on behalf of Persons other than the Guarantor.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(i)    a statement that each officer signing the Officers’ Certificate has read the relevant covenant or condition and the definitions relating thereto;

(ii)   a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(iii)  a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)  a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Original Investor Preference Shares” means Preference Shares issued on the date hereof to Holders other than the Guarantor.

“Other Courts” has the meaning set forth in Section 9.7(b).

“Paying Agent” means any Person authorized by the Guarantor to make payments in respect of any Preference Share on behalf of the Guarantor.

“Permitted Lien” means: (i) any Lien on property to secure External Indebtedness arising in the ordinary course of business of the Guarantor or to finance export, import or other trade transactions, which External Indebtedness matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which such External Indebtedness was originally incurred; (ii) any Lien on property to secure External Indebtedness incurred solely for the purpose of financing any acquisition by the Guarantor of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of law (or pursuant to any agreement establishing a Lien equivalent to one which would otherwise exist under relevant local law) in connection with External Indebtedness; (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the financing secured by such Lien at the time of such acquisition without increase in the amount thereof; (v) any Lien in existence as of the date of this Guarantee Agreement; and (vi) any Lien securing External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of such External Indebtedness agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such External Indebtedness and (b) the property over which such Lien is granted consists solely of such assets and revenues.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Preference Shares” has the meaning provided in the recitals.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of the Guarantee Trustee with direct responsibility for the administration of this Guarantee Agreement and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 3.1.

“Specified Courts” has the meaning set forth in Section 9.7(b).

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, levy, impost, fee, charge or withholding.

“Tax Refund” has the meaning set forth in Section 5.8(e).

“Tax Reimbursement Amount” has the meaning set forth in Section 5.8.

“Term” shall mean the period beginning as of the date of this Guarantee Agreement and ending on the earliest of (i) the Liquidation Payment Date, (ii) in respect of any Preference Share, the date on which payment in full of the Acceleration Payment with respect to such Preference Share is made, (iii) the Guarantee End Date and (iv) in respect of any Preference Share that is redeemed, the date on which payment in full of the redemption price with respect to such Preference Share is made, such that such Preference Share is no longer issued and outstanding.

“Unpaid Dividend Payment” means any dividend on the Preferences Shares, or any portion thereof, with respect to any Dividend Period during the Term, that has not been declared and paid by the Bank in full at the Dividend Rate on or prior to the applicable Dividend Payment Date (it being understood that Unpaid Dividend Payments shall include any dividend as to which the Bank shall have delivered an Unpaid Dividend Payments Notice pursuant to Section 4.1(a) hereof).

“Unpaid Dividend Payments Notice” has the meaning set forth in Section 4.1(a).

“Warrant” has the meaning provided in the recitals.

ARTICLE 2

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

Section 2.1            Powers and Duties of the Guarantee Trustee.

(a)           The Bank and the Guarantor together hereby appoint and authorize The Bank of New York Mellon as the initial Guarantee Trustee hereunder, and The Bank of New York Mellon hereby accepts such appointment.

(b)           This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(c)           If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee may enforce this Guarantee Agreement for the benefit of the Holders of the Preference Shares as provided herein.

(d)           The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred and is actually known to a Responsible Officer of the Guarantee Trustee, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs.

(e)           No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)          the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the

Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee; and

(B)          in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and substantially conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they substantially conform to the requirements of this Guarantee Agreement;

(ii)           the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)          the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Holders other than the Guarantor holding Preference Shares representing at least 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement, unless Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding shall have provided an inconsistent direction, in which case such other action shall control; and

(iv)          no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have grounds for believing that the repayment of such funds or liability is not assured to it under the terms of this Guarantee Agreement or indemnity, satisfactory to the Guarantee Trustee, against such risk or liability is not reasonably assured to it.

Section 2.2            Certain Rights of the Guarantee Trustee.

(a)           The Guarantee Trustee shall have the following rights:

(i)            The Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii)           Any direction or act of the Bank or the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate.

(iii)          Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Bank or Guarantor, as applicable.

(iv)          The Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refilling or re-registration thereof).

(v)           The Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Bank or the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(vi)          Notwithstanding any other provision herein, except as provided by Section 4.10 hereunder, the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder of Preference Shares, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee.

(vii)         The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(viii)        The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(ix)          Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Preference Shares, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(x)           Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive written instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (i) may request instructions from Holders other than the Guarantor holding Preference Shares representing at least 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

(xi)          The Guarantee Trustee shall not be liable or responsible for the payment of interest on or the investment of any amounts held by it pursuant to this Guarantee Agreement except as otherwise expressly agreed in writing with the Bank and the Guarantor.

(xii)         The Guarantee Trustee may at any time request that the Bank and the Guarantor deliver Officers’ Certificates setting forth the specimen signatures and the names of individuals and/or titles of Persons authorized at such time to take specified actions pursuant to this Guarantee Agreement, which Officers’ Certificate may be signed by any Authorized Officer authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(xiii)        In no event shall the Guarantee Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(xiv)        In no event shall the Guarantee Trustee be liable for any failure or delay in the performance of its obligations under this Guarantee Agreement because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Guarantee Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(xv)         The Guarantee Trustee shall not be required to make any calculations under this Guarantee Agreement and may conclusively rely, and shall be fully protected in acting upon any calculations provided to it hereunder by the Bank and/or the Guarantor, as applicable. The Guarantee Trustee shall not be bound to make any investigation into the calculations (including, without limitation, the correctness thereof) so provided by the Bank and/or the Guarantor, as applicable.

(xvi)        All references in this Guarantee Agreement to the Guarantee Trustee shall be deemed to refer to the Guarantee Trustee in its capacities as Guarantee Trustee and Paying Agent and every provision in this Guarantee Agreement relating to the conduct or affecting the liability or offering protection, immunity or indemnity to the Guarantee Trustee shall be deemed to apply with the same force and effect to the Guarantee Trustee acting in its capacity as Paying Agent.

(b)           No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation (i) conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation or (ii) in any jurisdiction in which it is not already subject to the personal jurisdiction of the courts of that jurisdiction. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

(c)           The Guarantee Trustee shall not be charged with knowledge of any Event of Default with respect to the Preference Shares unless (1) a Responsible Officer of the Guarantee Trustee shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default shall have been given to the Guarantee Trustee by the Bank, Guarantor or by any Holder of Preference Shares.

Section 2.3            Not Responsible for Recitals or Issuance of Guarantee. The recitals contained in this Guarantee Agreement shall be taken as the statements of the Bank and the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee Agreement, the Certificate of Designation, the Warrant or the Preference Shares.

Section 2.4            Lists of Holders of Preference Shares. The Bank shall provide or cause to be provided to the Guarantee Trustee (i) on a date not later than three Business Days after the Dividend Record Date for any payment or other distribution to the Holders of the Preference Shares hereunder a list of the names and addressees of Holders of the Preference Shares as of such Dividend Record Date and the nominal amount of Preference Shares held by each and payment instructions in respect of each and, in respect of any payments to be made to the Bermuda Securities Depository, the Bank shall also provide in any such list the names and addresses of participants in such depositary owning a beneficial interest of the Preference Shares, the nominal amount owned by each and payment instructions for each, and (ii) at such other times as the Guarantee Trustee may request in writing, within five days after the receipt by the Bank of any such request, a list of the names and addresses of the Holders of the Preference Shares as of a date specified by the Guarantee Trustee in such request and the nominal amount of

Preference Shares held by each and payment instructions in respect of each and, in respect of any payments to be made to the Bermuda Securities Depository, the Bank shall also provide in any such list the names and addresses of participants in such depositary owning a beneficial interest in the Preference Shares, the nominal amount owned by each and payment instructions for each. Unless supplemented, amended or restated pursuant to this Section 2.4, the Guarantee Trustee shall be entitled to rely exclusively on the last list of Holders of the Preference Shares provided to it by the Bank. The Bank shall provide written notice to the Guarantee Trustee of the aggregate Liquidation Preference of Preference Shares held by the Guarantor on the date hereof and from time to time as requested in writing by the Guarantee Trustee.

Section 2.5            Events of Default; Notice. The Guarantee Trustee shall, within 30 days after the occurrence of an Event of Default actually known by a Responsible Officer of the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders of the Preference Shares, notices of all Events of Default known to the Guarantee Trustee (which knowledge shall be determined in accordance with Section 2.2(c) above), unless such Events of Default have been cured before the giving of such notice; provided that, the Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Preference Shares.

Section 2.6            Securities Laws. The Guarantee Trustee shall have no duty or obligation to ensure compliance with any securities laws or regulations in respect of transfers of the Preference Shares, in connection with the purchase of Preference Shares or otherwise.

Section 2.7            Merger or Consolidation of Guarantee Trustee. Any corporation into which the Guarantee Trustee may be merged, or any corporation resulting from any merger, conversion or consolidation to which the Guarantee Trustee shall be a party, or any corporation to which the Guarantee Trustee shall sell or otherwise transfer all or substantially all the assets and business of the Guarantee Trustee (including this transaction) shall be the successor to the Guarantee Trustee under this Guarantee Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 2.8            Co- Trustee.

(a)           It is the purpose of this Guarantee Agreement that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Guarantee Agreement, and in particular in case of the enforcement thereof in an Event of Default, or in the case the Guarantee Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Guarantee Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, or to avoid having to submit to the courts or other governmental entities in a foreign jurisdiction to which it is not already subject personally or otherwise, it may be necessary that the Guarantee Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 2.8 are adopted to these ends.

(b)           In the event that the Guarantee Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Guarantee Agreement to be exercised by or vested in or conveyed to the Guarantee Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c)           Should any instrument in writing from the Bank and/or the Guarantor, as applicable, be required by the separate or co-trustee so appointed by the Guarantee Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Bank and/or the Guarantor, as applicable; provided, that if an Event of Default shall have occurred and be continuing, if the Bank and/or the Guarantor, as applicable does not execute any such instrument within fifteen (15) days after request therefor, the Guarantee Trustee shall be empowered as an attorney-in-fact for the Bank and/or the Guarantor, as applicable, to execute any such instrument in the name and stead of the Bank and/or the Guarantor, as applicable. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Guarantee Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d)           Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)            all rights and powers, conferred or imposed upon the Guarantee Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii)           No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder.

(e)           Any notice, request or other writing given to the Guarantee Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Guarantee Agreement and the conditions of this Section 2.8.

(e)           Any separate trustee or co-trustee may at any time appoint the Guarantee Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Guarantee Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Guarantee Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

ARTICLE 3

GUARANTEE TRUSTEE

Section 3.1            Guarantee Trustee; Eligibility.

(a)           There shall at all times be a Guarantee Trustee which shall:

(i)              not be an Affiliate of the Bank or the Guarantor; and

(ii)             be a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a combined capital and surplus of at least 500 million U.S. dollars (U.S.$500,000,000). If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of a supervising or examining authority, then, for the purposes of this Section 3.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)           If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 3.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 3.2(c).

Section 3.2            Appointment, Removal and Resignation of Guarantee Trustee.

(a)           In the absence of a continuing Event of Default and subject to Sections 3.1 and 3.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Bank and the Guarantor by delivery of a written notice to the Guarantee Trustee.

(b)           The Guarantee Trustee shall not be removed in accordance with Section 3.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Bank and the Guarantor.

(c)           The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed. The Guarantee Trustee may resign from office by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor and the Bank, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed by the Guarantor and the Bank and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Bank, the Guarantor and the resigning Guarantee Trustee, whereupon the resigning Guarantee Trustee shall be released and discharged of the trusts and other duties imposed on such trustee in connection herewith.

(d)           If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 3.2 within 60 days after delivery to the Bank and the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor

Guarantee Trustee,

(e)           No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.

(f)            Upon termination of this Guarantee Agreement or removal or resignation of the Guarantee Trustee pursuant to this Section 3.2, the Bank, and, failing which, the Guarantor shall pay to the Guarantee Trustee all amounts accrued and owing to such Guarantee Trustee to the date of such termination, removal or resignation.

ARTICLE 4

GUARANTEE OBLIGATIONS

Section 4.1            Guarantee Payments – Unpaid Dividends.

(a)           The Bank shall deliver a written notice (an “Unpaid Dividend Payments Notice”) of an Unpaid Dividend Payment to the Guarantee Trustee, with a copy to the Guarantor, (i) if the Board of Directors determines not to declare or pay a Full Dividend on the Preference Shares in respect of any Dividend Period during the Term at least ten Business Days prior to the Dividend Payment Date for such Dividend Period or (ii) if the Bank does not pay, on any Dividend Payment Date, a Full Dividend on the Preference Shares in respect of any Dividend Payment Date during the Term, no later than 9:00 a.m. (New York City time) on such Dividend Payment Date.

(b)           For each Dividend Period during the Term for which there shall be an Unpaid Dividend Payment, upon the earlier to occur of (i) the receipt of the Unpaid Dividend Payments Notice by the Guarantee Trustee with respect to such Dividend Period, and (ii) the Dividend Payment Date with respect to such Unpaid Dividend Payment, the Guarantee Trustee, on behalf of the Holders of the Preference Shares, shall within one Business Day of such occurrence provide written notice to the Guarantor (the “Guarantee Payments Demand Notice”) requesting payment in full by the Guarantor of the Guarantee Payments in respect of such Dividend Period.

(c)           The Guarantor hereby fully and unconditionally irrevocably agrees to pay in full each Guarantee Payment payable in respect of any Unpaid Dividend Payment hereunder, no later than 4:00 p.m. (New York City time) on the applicable Dividend Payment Date, to the Guarantee Trustee, in trust, for the benefit of, and for further payment to, the Holders of record of the Preference Shares on the applicable Dividend Record Date. The Guarantee Trustee shall mail or deliver payment of each Guarantee Payment from funds received by the Guarantor to such Holders no later than one Business Day following the applicable Dividend Payment Date. Such Guarantee Payments shall be general, senior, direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and shall rank at least pari passu, without any preference or priority of payment, with all other present and future senior, unsubordinated and unsecured Indebtedness of the Guarantor. The Guarantor has pledged its full faith and credit for the due and punctual payment of all amounts due in respect of such Guarantee Payments.

(d)           The Guarantor’s obligations hereunder shall inure to the benefit of and shall be enforceable by any Holder of Preference Shares through the Guarantee Trustee, or by any Holder of Preference Shares pursuant to Section 6.2.

Section 4.2            Liquidation Event.

(a)           Liquidation Event; Liquidation Payment Price. In the event of the commencement of any proceedings involving the liquidation, dissolution, receivership, insolvency, bankruptcy, or winding up of the affairs of the Bank, whether voluntary or involuntary, or similar proceedings affecting the Bank prior to the Guarantee End Date (any such commencement, a “Liquidation Event”), the Guarantor shall be required to purchase all the issued and outstanding Preference Shares pursuant to the procedures described below (the “Liquidation Payment”), at a price per Preference Share equal to the sum of (i) the Liquidation Preference per Preference Share and (ii) the amount of all unpaid dividends per Preference Share for the then current Dividend Period, only to the extent that such dividends are not paid by the Bank (calculated up to, and including, the Liquidation Payment Date) (regardless of whether any dividends are actually declared for such Dividend Period) (the “Liquidation Payment Price”).

(b)           Within two Business Days following any Liquidation Event, the Bank shall deliver written notice to the Guarantee Trustee, with a copy to the Guarantor, stating that a Liquidation Event has occurred (the “Bank Liquidation Event Notice”).

(c)           Upon the receipt by the Guarantee Trustee of the Bank Liquidation Event Notice, the Guarantee Trustee, on behalf of the Holders of the Preference Shares, shall within one Business Day of such occurrence provide written notice thereof to the Guarantor.

No later than the earlier of: (1) ten Business Days following receipt of the Bank Liquidation Event Notice, or (2) if the Bank has been liquidated, dissolved or wound-up or entered receivership or been declared insolvent or bankrupt, 12 Business Days following a Liquidation Event, the Guarantor or the Guarantee Trustee (upon written request by the Guarantor) on behalf of the Guarantor, shall (i) cause a notice of the Liquidation Event to be sent at least once to the Dow Jones News Service at Dow Jones Newswires, 800 Plaza Two, Jersey City, NJ 07311; Telephone: (201) 938-5400; Fax: (201) 938-5600; Bloomberg at Bloomberg LP, 731 Lexington Avenue, New York, NY 10022; Telephone: (212) 318-2000; Fax: (212) 617-5999 or any similar news service in both the United States and Bermuda designated by the Guarantor and set forth in an Officers’ Certificate and (ii) send, by first-class mail to each Holder of Preference Shares, with a copy to the Bank and the Guarantee Trustee, a notice (the “Liquidation Payment Notice”) stating:

(A)          that a Liquidation Event has occurred and all Preference Shares surrendered to the Guarantor pursuant to this Section 4.2 will be accepted for payment by the Guarantor;

(B)          the Liquidation Payment Price and the date on which the Liquidation Payment Price shall be paid, which shall be, subject to any contrary requirements of applicable law, not more than 30 Business Days from the date such Liquidation Payment Notice is mailed (the “Liquidation Payment Date”); and

(C)                               any additional information in respect of the Liquidation

Payment;

provided, however, that in the event that the Guarantor requests that the Guarantee Trustee give the Liquidation Payment Notice, the Guarantor shall provide the form of Liquidation Payment Notice to the Guarantee Trustee and all the information required to be contained therein.

(d)           Transfer of Preference Shares. Subject to the requirements of applicable Bermuda law, Holders of issued and outstanding Preference Shares shall transfer such Preference Share(s) on the Liquidation Payment Date to the Guarantor upon deposit by the Guarantor of a sum in U.S. Dollars in immediately available funds sufficient to pay the aggregate Liquidation Payment Price with the Guarantee Trustee, in trust, at or before 11:00 a.m. (New York City time) on the Business Day immediately preceding the Liquidation Payment Date in accordance with Section 4.10 hereof.

(e)           Liquidation Payment Date. Not later than 11:00 a.m. (New York City time) on the Business Day immediately preceding the Liquidation Payment Date, the Guarantor shall irrevocably deposit with the Guarantee Trustee in U.S. Dollars in immediately available funds an amount equal to the aggregate Liquidation Payment Price payable to the Holders of issued and outstanding Preference Shares entitled thereto, to be held for payment in accordance with the provisions of this Section 4.2. By 11:00 a.m. (New York City time) on the Liquidation Payment Date, the Bank or its agent shall deliver to the Guarantee Trustee a list of the Holders of the Preference Shares (including the names and addresses of such Holders, the nominal amount of Preference Shares held by each and payment instructions for each and, in respect of any payments to be made to the Bermuda Securities Depository, the Bank shall also provide in any such list the names and addresses of participants in such depositary owning a beneficial interest in the Preference Shares, the nominal amount owned by each and the payment instructions for each) that are to be accepted by the Guarantor for payment. Subject to the provisions of this Agreement, the Guarantee Trustee shall, on the Liquidation Payment Date, mail or deliver payment to each Holder of issued and outstanding Preference Shares identified on the list provided by the Bank or its agent, of the Liquidation Payment Price. In the event that the aggregate Liquidation Payment Price is less than the amount delivered by the Guarantor to the Guarantee Trustee, the Guarantee Trustee shall deliver the excess to the Guarantor as soon as practicable but not later than three Business Days after the Liquidation Payment Date.

(f)            Compliance with Applicable Securities Laws. The Guarantor will comply, to the extent applicable, with the requirements of any applicable securities laws or regulations in connection with the payment of such Liquidation Payment Price pursuant to this Section 4.2. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.2, the Guarantor will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.2.

(g)           The Guarantor hereby fully and unconditionally irrevocably agrees to pay in full, to the Holders of all issued and outstanding Preference Shares, the Liquidation Payment Price on the Liquidation Payment Date. Payment of such Liquidation Payment Price shall be general, senior, direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and shall rank at least pari passu, without any preference or priority of payment, with all other present and future senior, unsubordinated and unsecured Indebtedness of the Guarantor. The

Guarantor has pledged its full faith and credit for the due and punctual payment of all amounts due in respect of such Liquidation Payment Price.

Section 4.3            Guarantee End Date Put.

(a)           Guarantee End Date; Guarantee End Date Put Price. The Holders of issued and outstanding Preference Shares shall have the right, and shall have exercised such right as set forth below, to require the Guarantor to purchase all issued and outstanding Preference Shares on the Guarantee End Date pursuant to the procedures described below (the “Guarantee End Date Put”), at a price per Preference Share equal to the sum of (i) the Liquidation Preference per Preference Share and (ii) the amount of all unpaid dividends per Preference Share for the then current Dividend Period, only to the extent that such dividends are not paid by the Bank (calculated up to, and including, the Guarantee End Date) (regardless of whether any dividends are actually declared for such Dividend Period) (the “Guarantee End Date Put Price”), which price shall be calculated by the Bank and notified to the Guarantee Trustee in writing. Each Holder of issued and outstanding Preference Shares, by its purchase or other acquisition or acceptance thereof, shall have made an irrevocable election to exercise the Guarantee End Date Put with respect to all issued and outstanding Preference Shares held by it.

(b)           Bank Guarantee End Date Notice. No later than forty (40) calendar days prior to the Guarantee End Date, the Bank shall deliver to the Guarantor, with a copy to the Guarantee Trustee, written notice (the “Bank Guarantee End Date Notice”) of the Bank indicating (i) whether or not a notice of redemption of the Preference Shares, in whole or in part, has been mailed to the Holders of Preference Shares pursuant to the Certificate of Designation on or prior to such date, (ii) the aggregate Liquidation Preference of the Preference Shares to be redeemed pursuant to any such redemption notice and (iii) the amount of any unpaid dividends for such Dividend Period.

(c)           Bank Redemption Failure Notice. Within two Business Days following the occurrence of a Bank Redemption Failure, the Bank shall deliver to the Guarantor, with a copy to the Guarantee Trustee, written notice of such Bank Redemption Failure (the “Bank Redemption Failure Notice”).

(d)           Guarantee End Date Put Notice. Not later than ten (10) days prior to the Guarantee End Date, the Guarantor or the Guarantee Trustee (at the written request of the Guarantor) on behalf of the Guarantor, shall (i) cause a notice of the Guarantee End Date Put to be sent at least once to the Dow Jones News Service at Dow Jones News Service at Dow Jones Newswires, 800 Plaza Two, Jersey City, NJ 07311; Telephone: (201) 938-5400; Fax: (201) 938-5600; Bloomberg at Bloomberg LP, 731 Lexington Avenue, New York, NY 10022; Telephone: (212) 318-2000; Fax: (212) 617-5999 or any similar news service in both the United States and Bermuda designated by the Guarantor and set forth in an Officers’ Certificate; and (ii) send, by first-class mail to each Holder of Preference Shares, with a copy to both the Bank and the Guarantee Trustee, a notice (the “Guarantee End Date Put Notice”) stating:

(A)          that all Preference Shares will be accepted for payment by the Guarantor pursuant to the Guarantee End Date Put;

(B)          the Guarantee End Date Put Price and the date on which the Guarantee End Date Put Price shall be paid, which shall be, subject to any contrary requirements of applicable law, on the Guarantee End Date (or, if not a Business Day, the immediately following Business Day) (the “Guarantee End Date Put Date”); and

(C)          any additional information in respect of the Guarantee End Date Put;

provided, however, that in the event that the Guarantor requests that the Guarantee Trustee give the Guarantee End Date Put Notice, the Guarantor shall provide the form of Guarantee End Date Put Notice to the Guarantee Trustee and all the information required to be contained therein.

(e)           Transfer of Preference Shares. Subject to the requirements of applicable Bermuda law, Holders of issued and outstanding Preference Shares shall transfer such Preference Share(s) on the Guarantee End Date Put Date to the Guarantor upon deposit with the Guarantee Trustee, in trust, a sum in U.S. Dollars in immediately available funds sufficient to pay the aggregate Guarantee End Date Put Price on the Guarantee End Date Put Date in accordance with Section 4.10 hereof.

(f)            Guarantee End Date Put Closing. Not later than 11:00 a.m. (New York City time) on the Business Day immediately preceding the Guarantee End Date Put Date, the Guarantor shall irrevocably deposit with the Guarantee Trustee in U.S. Dollars in immediately available funds an amount equal to the aggregate Guarantee End Date Put Price payable to the Holders of issued and outstanding Preference Shares entitled thereto, to be held for payment in accordance with the provisions of this Section 4.3. By 11:00 a.m. (New York City time) on the Guarantee End Date Put Date, the Bank or its agent shall deliver to the Guarantee Trustee a list of the Preference Shares (including the names and addresses of the tendering Holders of such Preference Shares, the nominal amount of Preference Shares held by each and payment instructions for each and, in respect of any payments to be made to the Bermuda Securities Depository, the Bank shall also provide in any such list the names and addresses of participants in such depositary owning a beneficial interest in the Preference Shares, the nominal amount owned by each and the payment instructions for each) that are to be accepted by the Guarantor for payment. Subject to the provisions of this Agreement, the Guarantee Trustee shall, on the Guarantee End Date Put Date, mail or deliver payment to each surrendering Holder of issued and outstanding Preference Shares identified on the list provided by the Bank of the Guarantee End Date Put Price. In the event that the aggregate Guarantee End Date Put Price is less than the amount delivered by the Guarantor to the Guarantee Trustee, the Guarantee Trustee shall deliver the excess to the Guarantor as soon as practicable but not later than three Business Days after the Guarantee End Date Put Date.

(g)           Compliance with Applicable Securities Laws. The Guarantor will comply, to the extent applicable, with the requirements of any applicable securities laws or regulations in connection with the purchase of Preference Shares pursuant to this Section 4.3. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.3, the Guarantor will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.3.

(h)           The Guarantor hereby fully and unconditionally irrevocably agrees to pay in full, to the Holders of issued and outstanding Preference Shares all of whom have elected to have their Preference Shares purchased pursuant to this Section 4.3, the Guarantee End Date Put Price on the Guarantee End Date Put Date. Payment of such Guarantee End Date Put Price shall be general, senior, direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and shall rank at least pari passu, without any preference or priority of payment, with all other present and future senior, unsubordinated and unsecured Indebtedness of the Guarantor. The Guarantor has pledged its full faith and credit for the due and punctual payment of all amounts due in respect of such Guarantee End Date Put Price.

Section 4.4            Waiver of Notice and Demand. The Guarantor hereby waives (to the extent it may lawfully do so) notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Bank or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands,

Section 4.5            Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)           the release or waiver, by operation of law or otherwise, of the performance or observance by the Bank of any express or implied agreement, covenant, term or condition relating to the Preference Shares to be performed or observed by the Bank;

(b)           any failure on the part of the Bank to declare and/or pay any dividends in respect of any Dividend Period;

(c)           any failure, omission, delay or lack of diligence on the part of the Holders of the Preference Shares or the Guarantee Trustee to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders of the Preference Shares pursuant to the terms of the Preference Shares, or any action on the part of the Bank granting indulgence or extension of any kind;

(d)           the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, or other similar proceedings affecting the Bank or any of the assets of the Bank;

(e)           any invalidity of, or defect or deficiency in, the Preference Shares;

(f)            the Preference Shares are no longer considered issued and outstanding as a result of a Liquidation Event;

(g)           the settlement or compromise of any obligation guaranteed hereby or hereby incurred;

(h)           any failure on the part of the Bank to pay to the Guarantor the fee required pursuant to Article 7 of this Agreement; or

(i)            to the extent permitted by law, any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 4.5 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders of the Preference Shares or the Guarantee Trustee to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 4.6            Rights of Holders of Preference Shares. Except in connection with an Event of Default specified in Section 6.1(a), (b), (h) or (i) hereof and subject to Section 2.2(a)(vi) and Section 6.5 hereof:

(a)           Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement, unless Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non- Guarantor Held Preference Shares at the time issued and outstanding shall have provided an inconsistent direction, in which case such other action shall control.

(b)           If the Guarantee Trustee fails to enforce its rights under this Guarantee Agreement, Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, may directly institute a legal proceeding against the Guarantor to enforce the Guarantee Trustee’s rights under this Guarantee Agreement, without first instituting a legal proceeding against the Bank, the Guarantee Trustee or any other Person or entity, unless Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding shall have instituted an inconsistent proceeding, in which case such other action shall control.

(c)           Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, may also directly institute a legal proceeding against the Guarantor to enforce such Holders’ right to receive payment under this Guarantee Agreement without first (i) directing the Guarantee Trustee to enforce the terms of this Guarantee Agreement or (ii) instituting a legal proceeding directly against the Bank or any other Person or entity, unless Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding shall have instituted an inconsistent proceeding, in which case such other action shall control.

Section 4.7            Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not merely of collection. This Guarantee will not be discharged except upon termination of this Guarantee Agreement.

Section 4.8            Reinstatement of Guarantee. The obligation by the Guarantor to make any Guarantee Payment or to pay all or any portion of the Liquidation Payment Price or the Guarantee End Date Put Price pursuant to Sections 4.1, 4.2 and 4.3 hereof will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preference Shares or this Guarantee Agreement.

Section 4.9            Subrogation. In addition to any right of indemnification or subrogation which the Guarantor may have under applicable law, equity or otherwise, each Holder of Preference Shares shall, by such Holder’s purchase or other acquisition or acceptance thereof, acknowledge and agree that to the extent that the Guarantor makes payments in full under this Guarantee Agreement in the form of a Guarantee Payment in respect of any dividends that have been declared by the Bank, the payment of the Liquidation Payment Price, any Acceleration Payment or the payment of the Guarantee End Date Put Price, the Guarantor shall immediately be subrogated, to the extent of such payments, to all (if any) rights that all Holders may have against the Bank. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders of the Preference Shares and to pay over such amount to the Holders.

Section 4.10          Transfer.

(a)           Each Holder of Preference Shares shall transfer such Preference Shares, together with such Holder’s rights, benefits and interests in such Preference Shares to the Guarantor, upon deposit with the Guarantee Trustee of the Liquidation Payment Price, the Acceleration Payment or the Guarantee End Date Put Price, as the case may be, subject to the requirements of applicable Bermuda law in connection with a transfer following a “Bermuda Liquidation” (as defined in the Certificate of Designation). In connection with any such transfer, each Holder of Preference Shares, by such Holder’s purchase or other acquisition or acceptance thereof, shall have irrevocably authorized the Bank to appoint a person to sign the instrument of transfer on behalf of such Holder and to take such other actions as may be necessary to effect a transfer pursuant to this Section 4.10 on behalf of such Holder, and such appointed person shall act as the Holder’s attorney-in-fact for any and all such purposes, including to obtain any required “Bermuda Approval” (as defined in the Certificate of Designation) in the event of a Bermuda Liquidation. The Bank shall appoint the person designated by the Guarantor.

(b)           The Bank hereby consents and agrees that, upon any such transfer pursuant to this Section 4.10, the Guarantor shall be deemed a Holder of all of the Preference Shares for all purposes set forth in the Certificate of Designation and the Bank hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Guarantee Agreement as a result of such transfer.

Section 4.11          Improper Payments. Each Holder, by acceptance of Preference Shares, shall have agreed with the Bank, the Guarantor, the Guarantee Trustee and with each other Holder that in the event that, notwithstanding the provisions of this Agreement, it receives any payment or distribution in respect of a Preference Share from the Bank or the Guarantor to which such Holder is not entitled, as a result of an incorrect or incomplete list of holders of Preference shares provided to the Guarantor pursuant to this Agreement, such payment or distribution shall, upon demand of the Guarantor or the Guarantee Trustee, be forthwith paid over and delivered to the Guarantor or the Guarantee Trustee, as the case may be, which shall pay and deliver such amount to the Persons then entitled thereto in accordance with this Guarantee Agreement. The Bank agrees to indemnify the Guarantee Trustee and such Holder for any cost or expense incurred by virtue of an improper payment required to be returned.

Section 4.12          Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Bank with respect to the Preference Shares, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments, to pay any Liquidation Payment Price, any Acceleration Payment or any Guarantee End Date Put Price pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (i), inclusive, of Section 4.5 hereof or the failure of the Bank to comply with Section 4.8 hereof; provided, however, that the Guarantor shall be discharged from its obligations and have no liability hereunder in the event that any terms of the Preference Shares are modified or any other actions contemplated by Section 10(b) of the Certificate of Designation are modified or any other actions contemplated by Section 10(b) of the Certificate of Designation are taken without, in each case, the Guarantor’s written consent.

Section 4.13          Form of Preference Share

(a)           The Preference Shares shall be delivered in book-entry form only through the facilities of The Depository Trust Company and its participants and/or the facilities of the Bermuda Securities Depository and its participants. Preference Shares in book-entry form shall be exchangeable for certificated Preference Shares only if (i) The Depository Trust Company or the Bermuda Securities Depository notifies the Bank that it is unwilling or unable to continue as depositary for the global Preference Shares or, if applicable, has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and in either case, the Bank fails to appoint a successor depositary, or (ii) the Bank, at its option, notifies the transfer agent for the Preference Shares in writing that the Bank elects to cause the issuance of certificated Preference Shares in lieu of, or in conjunction with, Preference Shares in book-entry form. If certificated Preference Shares are so issued, the Guarantee Trustee, in the case of a declared but not fully paid dividend, a Liquidation Event or a Guarantee End Date Put, shall not be required to pay the Guarantee Payment in respect of such declared but not fully paid dividend, the Liquidation Payment Price or the Guarantee End Date Put Price on the due date for such dividend payment, on the Liquidation Payment Date or on the Guarantee End Date Put Date, as the case may be, until as soon as reasonably practicable following the Guarantee Trustee’s receipt from the Guarantor or the Bank of the name, mailing address, payment instructions and a properly completed and executed IRS Form W-8 or W-9, as applicable, for each Holder or participant in the Bermuda Securities Depository or the Paying Agent, as applicable, entitled to receive such payments. Payments to Holders of certificated Preference Shares will be made by check; provided, however, that a Holder holding Preference Shares with an aggregate liquidation preference in excess of $5.0 million shall be paid by wire transfer in immediately available funds at the written election of such Holder delivered to the Guarantee Trustee three Business Days prior to the relevant payment date.

(b)           Each Holder of a certificated Preference Share, each participant in a clearing system who shall receive any payment hereunder directly from the Guarantee Trustee and each Paying Agent other than the Guarantee Trustee shall, upon the request of the Guarantee Trustee, provide the Guarantee Trustee with a completed and executed form IRS Form W-8 or W-9, as applicable, prior to any date a payment shall be made hereunder to such Holder, participant or Paying Agent. Failure of any such Person to provide such form may require the Guarantee Trustee to withhold amounts from payments made hereunder to such Person as may be required by law.

Section 4.14          Currency of Payment. All payments hereunder shall be made in United States dollars.

CERTAIN COVENANTS

Section 5.1            Holder Lists. The Guarantee Trustee shall maintain a list of Holders of the Preference Shares delivered to it in accordance with Section 2.4. The Guarantee Trustee may destroy any list of Holders of the Preference Shares previously given to it as provided in Section 2.4 upon receipt of a new list so received. Each Holder of Preference Shares shall obtain from the Guarantee Trustee, after written request, a list in such form and as of such Dividend Record Date or other date as the Holder may reasonably require of the names, addresses, and aggregate principal amount of Preference Shares held by each Holder.

Section 5.2            Maintenance of Office or Agency. The Guarantor will maintain an office or agency in the Borough of Manhattan, The City of New York where Preference Shares may be presented or surrendered for payment, where notices and demands to or upon the Guarantor in respect of the Preference Shares may be served, or, if at any time the Guarantor shall fail to maintain any such required office or agency or shall fail to furnish the Guarantee Trustee with the address thereof, such notices and demands may be made or served at the Corporate Trust Office of the Guarantee Trustee, and the Guarantor hereby appoints the Guarantee Trustee as its agent to receive all such notices and demands. The Guarantor will give prompt written notice to the Guarantee Trustee of the location, and any change in the location, of such office or agency.

Section 5.3            Money for Preference Shares to Be Held in Trust.

(a)           The Bank and the Guarantor together hereby initially appoint the Guarantee Trustee and Butterfield Fulcrum Group as Paying Agents, and each is hereby authorized by the Guarantor to make payments pursuant to this Guarantee Agreement upon receipt of funds therefor from the Guarantor or the Guarantee Trustee, as may be the case, on behalf of the Guarantor. The Bank and the Guarantor may together change any Paying Agent without prior notice to the Holders.

(b)           If the Guarantor shall at any time act as its own Paying Agent with respect to the Preference Shares, it will, on or before each due date of the Guarantee Payments, Acceleration Payments, Liquidation Payment Price or the Guarantee End Date Put Price, segregate and hold in trust for the benefit of the Holders of Preference Shares entitled thereto a sum sufficient to pay the Guarantee Payments, Acceleration Payments, Liquidation Payment Price or the Guarantee End Date Put Price, as the case may be, until such sums shall be paid to such Holder or otherwise disposed of as herein provided and will promptly notify the Guarantee Trustee in writing of its action or failure to act.

(c)           Except as otherwise provided in Section 4.1(c) hereof, whenever the Guarantor shall have one or more Paying Agents for the Preference Shares, it will, not later than 11:00 a.m. (New York City time) on the Business Day immediately preceding the due date for any of the Guarantee Payments, Liquidation Payment Price or the Guarantee End Date Put Price, as the case may be, deposit with the Guarantee Trustee a sum in U.S. Dollars in immediately available funds sufficient to pay such amount, and the Guarantor will promptly notify the Guarantee Trustee of its action or failure to act. The Guarantee Trustee shall on each payment due date pay the Depository Trust Company or its nominee all amounts due and owning to it and any remaining amounts due and owning on such date to Butterfield Fulcrum Group as Paying Agent for distribution to the holder of any certificated Preference Shares and to each participant in the Bermuda Securities Depository owning an interest in the Preference Shares, in each case in proportion to the nominal amount beneficially owned by each.

Section 5.4            Bermuda Monetary Authority Consent.

(a)           For so long as any Preference Shares are issued and outstanding, the Bank shall obtain the consent of the Bermuda Monetary Authority prior to any repurchases of Common Shares by the Bank or any declaration and payment of dividends or other distributions to holders of Common Shares by the Bank.

(b)           During the Term, the consent of the Guarantor shall be necessary for effecting any matter to be voted on by the Holders of the Preference Shares pursuant to Section 10(b) of the Certificate of Designation.

Section 5.5            Voting Rights. The Guarantor hereby agrees not to exercise any voting rights with respect to the Common Shares issuable upon exercise of the Warrant.

Section 5.6            Full Force and Effect. The Guarantor shall (i) obtain and maintain in full force and effect all approvals, authorizations, permits, consents, exemptions and licenses and will take all other actions which may be necessary for the continued validity and enforceability of the Guarantee Payments and all other obligations of the Guarantor pursuant to this Guarantee Agreement and (ii) take all necessary and appropriate governmental and administrative action (including without limitation by making all necessary budget appropriations) in order for the Guarantor to be able to make all payments to be made by it under this Guarantee Agreement.

Section 5.7            Limitation on Liens. The Guarantor will not create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on the assets or revenues of the Guarantor to secure External Indebtedness, unless the obligations under this Guarantee Agreement are equally and ratably secured.

Section 5.8            Tax Indemnification. (a) In the event of the imposition by or for the account of any Applicable Taxing Authority of any Tax upon or with respect to any payments in respect of any Guarantee Payment, any Liquidation Payment Price, any Acceleration Payment or any Guarantee End Date Put Price, whether by withholding or deduction, the Guarantor hereby agrees to forthwith from time to time in connection with each Guarantee Payment and payment of any Liquidation Payment Price, any Acceleration Payment or any Guarantee End Date Put Price pay to each Holder such amount (the “Tax Reimbursement Amount”) as shall be required so that any such payment received by such Holder under this Guarantee Agreement will not, after such withholding or deduction on account of such Tax, be less than the amount due and payable to such Holder in respect of such Guarantee Payment, Liquidation Payment Price, Acceleration Payment or Guarantee End Date Put Price under this Guarantee Agreement before the assessment of such Tax; provided, however, that the Guarantor shall not be obliged to pay such amounts to any Holder in respect of Taxes to the extent such Taxes exceed the Taxes that would have been payable:

(i)            but for the existence of any present or former connection (other than the mere holding of a Preference Share) between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation, or any Person other than such Holder to whom the relevant Preference Share or any amount payable thereon is attributable for the purposes of such Tax) and the Applicable Taxing Authority, including, without limitation, such Holder’s (or such fiduciary’s, settlor’s, beneficiary’s, member’s, shareholder’s or possessor’s or Person’s other than such holder) being or having been a citizen or resident thereof, being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein; or

(ii)           but for the delay or failure by such Holder (following a written request by the Guarantor) in the filing with an appropriate Governmental Authority or otherwise of forms, certificates, documents, applications or other reasonably required evidence (collectively “Forms”), that are required to be filed by such Holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Holder, provided that such Holder shall be deemed to have satisfied the requirements of this clause (ii) upon the good faith completion and submission of such Forms as may be specified in a written request of the Guarantor no later than 45 days after receipt by such holder of such written request.

(b)           Within 60 days after the date of any payment by the Guarantor of any Tax in respect of any Guarantee Payment or payment of any Liquidation Payment Price, any Acceleration Payment or any Guarantee End Date Put Price, the Guarantor shall furnish to each Holder to the extent reasonably available the original tax receipt for the payment of such Tax (or if such original tax receipt is not available, a duly certified copy of the original tax receipt), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Holder.

(c)           In connection with any claim, reporting or filing requirement referred to in clause (a)(ii) of this Section 5.8, the Guarantor will provide each Holder with all publicly available forms and accompanying instructions issued by the Applicable Taxing Authority as to the proper completion of such forms necessary to comply with such claim, reporting or filing requirement.

(d)                                 If the Guarantor shall have determined, with respect to any Holder, that a deduction or withholding of any Tax shall be required to be made to such Holder and that no Tax Reimbursement Amount will be payable to such Holder under this Section 5.8 in respect of such Tax, the Guarantor will promptly inform such Holder and the Guarantee Trustee in writing of the imposition or withholding of such Tax and of the applicable exemption set forth in this Section 5.8 that releases the Guarantor from the obligation to pay a Tax Reimbursement Amount in respect thereof.

(e)           If the Guarantor makes payment of any Tax Reimbursement Amount and a recipient thereof subsequently receives a refund in respect thereof (a “Tax Refund”), and such recipient is able to identify the Tax Refund as being attributable to the Taxes with respect to which such Tax Reimbursement Amount was paid, then such recipient shall, to the extent that such recipient can do so without prejudicing the retention of such refund and without prejudice to the right of such recipient to obtain any other relief or allowance which may be available to it, promptly reimburse the Guarantor such amount as such recipient shall determine, in good faith, to be the proportion of the Tax Refund as will leave such recipient, after such reimbursement, in no better or worse position than in which such recipient would have been if payment of such Tax Reimbursement Amount had not been required. The foregoing notwithstanding, nothing in this clause (e) shall:

(i)            restrict the right of any recipient to arrange its tax affairs as it shall think fit,

(ii)           require any recipient to disclose any information regarding its tax affairs which, in such recipient’s reasonable and good faith judgment, constitutes confidential or proprietary information, or

(iii)          require any recipient to account for any indirect taxation benefits arising from the deduction or withholding of any Tax.

(f)            The obligations of the Guarantor under this Section 5.9 shall survive the Term.

Section 5.9            Reporting. The Guarantor shall deliver to the Guarantee Trustee, who shall make available, upon request, to each Holder:

(a)           Annual Statements — as soon as practicable, but no later than 240 days, after the end of each fiscal year of the Guarantor (but in any event no later than delivered to any creditor of the Guarantor), duplicate copies of,

(i)            the balance sheet of the Consolidated Fund of the Guarantor, as at the end of such year, and

(ii)           statements of revenues, expenditures and changes in financial position of the Consolidated Fund of the Guarantor, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with the accounting policies of the Consolidated Fund as may be modified from time to time, and accompanied by an opinion thereon of the Auditor

General of the Guarantor, which opinion shall state that such financial statements present fairly, in all material respects, subject to any qualifications set forth therein, the financial position of the Consolidated Fund of the Guarantor and the results of its operations and changes in its financial position and for the year then ended have been prepared in conformity with the accounting policies of the Consolidated Fund as may be modified from time to time, and that the examination of the Auditor General of the Guarantor in connection with such financial statements has been made in accordance with auditing standards generally accepted in Bermuda, and that such audit standards require that the Auditor General of the Guarantor perform an audit to obtain reasonable assurance whether the financial statements are free from material misstatement;

(b)           Other Reports — promptly upon their becoming available, one copy of the Annual Budget and the Economic Review;

(c)           Notwithstanding the foregoing, the requirements of this Section 5.9 shall be deemed satisfied by (i) posting on the Guarantor’s website (at http://www.gov.bm) the information required to be provided to the Guarantee Trustee pursuant to this Section 5.9 and (ii) delivery by the Guarantor of a hard copy of any such reports to the Guarantee Trustee.

(d)           Delivery of the above reports to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants in this Guarantee Agreement (as to which the Guarantee Trustee is entitled to rely exclusively on an Officers’ Certificate) or any other agreement or document.

Section 5.10          Tax Information. The Bank will provide the Guarantee Trustee with original W-9 forms for tax I.D. number certifications or W-8 forms for non-resident alien certifications.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1            Events of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Guarantor defaults in the payment of any Guarantee Payments for more than 10 days following the Dividend Payment Date on which such payment is due and payable;

(b)           the Guarantor defaults in the payment of the Liquidation Payment Price or the Guarantee End Date Put Price; or

(c)           the Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a) and (b) of this Section 6.1) and such default is not remedied within 45 days after the Guarantor receiving written notice of such default from the Guarantee Trustee or any Holder of Preference Shares; or

(d)           the Guarantor is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least U.S.$20,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(e)           the Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes formal action for the purpose of any of the foregoing; or

(f)            a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Guarantor, or any such petition shall be filed against the Guarantor and such petition shall not be dismissed within 60 days; or

(g)           a final judgment or judgments for the payment of money aggregating in excess of U.S.$20,000,000 (or the equivalent thereof, as of any date of determination, in any other currency) are rendered against the Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(h)           the validity of this Guarantee Agreement shall be contested in a formal administrative, legislative or judicial proceeding by the Guarantor or any legislative, executive or judicial body or official of the Guarantor which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare this Guarantee Agreement invalid or unenforceable, or the Guarantor shall deny any of its obligations hereunder or thereunder to any of the Holders (whether by a general suspension of payments or a moratorium on the payment of debt or otherwise), or any constitutional provision, treaty, convention, law, regulation, official communiqué, decree, ordinance or policy of the Guarantor, or any final decision by any court in Bermuda having jurisdiction, shall purport to render any material provision of this Guarantee Agreement invalid or unenforceable or shall purport to prevent or delay the performance or observance by the Guarantor of any of its material obligations hereunder or thereunder to any of the Holders; or

(i)            any constitutional provision, treaty, convention, law, regulation, ordinance, decree, consent, approval, license or other authority necessary to enable the Guarantor to make or perform its material obligations under this Guarantee Agreement, or the validity or enforceability hereof, shall expire, be withheld, revoked, terminated or otherwise cease to remain in full force and effect, or shall be modified in a manner which materially and adversely affects any rights or claims of any of the Holders.

Section 6.2            Acceleration. If an Event of Default specified in Section 6.1(a), (b), (h) or (i) above occurs and is continuing, each Holder of Preference Shares by written notice to the Guarantor and the Guarantee Trustee shall have the right to declare, with respect to any Preference Share held by it, an amount (the “Acceleration Payment”), equal to the sum of (a) the Liquidation Preference per Preference Share and (b) the amount of all unpaid dividends per Preference Share for the then current Dividend Period only to the extent that dividends are not paid by the Bank (regardless of whether any dividends are actually declared for such Dividend Period) on such Preference Share, to be due and payable. If an Event of Default specified in Section 6.1(e) or (f) above occurs, the Acceleration Payment with respect to all issued and outstanding Preference Shares shall be automatically due and payable immediately without any declaration or other act on the part of the Guarantee Trustee or the Holders of the Preference Shares. If any other Event of Default occurs and is continuing, the Guarantee Trustee by notice to the Guarantor, or Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding by written notice to the Guarantor and the Guarantee Trustee, may, and the Guarantee Trustee at the written request of any such Holders shall, declare the Acceleration Payment with respect to all issued and outstanding Preference Shares to be due and payable.

Upon such a declaration, the Acceleration Payment shall be due and payable immediately by the Guarantor and the Guarantor shall irrevocably deposit, at least one Business Day prior to the Acceleration Payment Date, with the Guarantee Trustee in U.S. Dollars in immediately available funds an amount equal to the aggregate Acceleration Payment payable to the Holders of the Preference Shares with respect to which a declaration has been made or the aggregate Acceleration Payment payable to the Holders of all issued and outstanding Preference Shares, as applicable. As soon as reasonably practicable following the deposit of the aggregate Acceleration Payment with the Guarantee Trustee and notice from the Guarantor stating any additional information with respect to the Acceleration Payment, the Guarantee Trustee shall mail or deliver notice to each affected Holder notifying such Holders of the information provided by the Guarantor and of the date of the Acceleration Payment (the “Acceleration Payment Date”).

In the event of a declaration of acceleration pursuant to the foregoing paragraph because an Event of Default described in clause (d) of Section 6.1 has occurred and is continuing, the declaration of acceleration shall be automatically annulled if the default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by the Guarantor or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Acceleration Payment would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of the Acceleration Payment have been cured or waived.

(1) In the case of an Event of Default specified in Section 6.1(a), (b), (h) or (i) above, each Holder of Preference Shares that has exercised its right to accelerate may, with respect to such Preference Shares, and (2) in the case of an Event of Default specified in Section 6.1(c), (d) or (g)

above, Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding may, with respect to all issued and outstanding Preference Shares, rescind any such acceleration pursuant to the foregoing paragraphs, and its consequences if:

(i)            rescission would not conflict with any judgment or decree of a court of competent jurisdiction and

(ii)           all existing Events of Default, other than the nonpayment of the Acceleration Payment, have been cured or waived.

Section 6.3            Other Remedies.

(a)           Subject to Section 6.5 hereof, if an Event of Default occurs and is continuing, the Guarantee Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of the Acceleration Payment or any of the Guarantee Payments, the Liquidation Payment Price or the Guarantee End Date Put Price, as applicable, or to enforce the performance of any provision of this Guarantee Agreement.

(b)           The Guarantee Trustee may maintain a proceeding even if it does not possess any of the Preference Shares or does not produce any of them in the proceeding. A delay or omission by the Guarantee Trustee or any Holder of Preference Shares in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4            Waiver of Past Defaults. Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, on behalf of the Holders of issued and outstanding Preference Shares by written notice to the Guarantee Trustee may waive an existing Event of Default and its consequences; provided that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereto. When an Event of Default is waived by the Holders of Preference Shares, it is cured and stops continuing.

Section 6.5            Control by Holders. Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non- Guarantor Held Preference Shares at the time issued and outstanding, may direct the time, method and place in the state of New York of (1) conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Preference Shares; or (2) exercising any trust or power conferred on the Guarantee Trustee with respect to such Preference Shares, unless Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding shall have provided an inconsistent direction, in which case such other action shall control. However, the Guarantee Trustee may refuse to follow any direction that conflicts with law or this Guarantee Agreement, or, subject to Section 2.1, that the Guarantee

Trustee determines would be unduly prejudicial to the rights of other Holders of Preference Shares or that would involve the Guarantee Trustee in personal liability. The Guarantee Trustee may require indemnity satisfactory to it from the Holders of Preference Shares requesting the Guarantee Trustee to enforce this Guarantee Agreement or the Preference Shares before doing so.

Section 6.6            Limitation on Suits. Except in connection with an Event of Default specified in Section 6.1(a), (b), (h) or (i) hereof, a Holder of Preference Shares may pursue a remedy with respect to this Agreement only if:

(a)           the Holder gives to the Guarantee Trustee written notice of a continuing Event of Default;

(b)           Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, make a written request to the Guarantee Trustee to pursue the remedy;

(c)           such Holder or Holders offer to the Guarantee Trustee indemnity satisfactory to the Guarantee Trustee against any loss, liability or expense;

(d)           the Guarantee Trustee does not comply with the request within thirty (30) calendar days after receipt of the request and the offer of indemnity; and

(e)           during the 30-day period specified in (d) of this Section 6.6, Holders other than the Guarantor holding Preference Shares representing at least a majority of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding, do not give the Guarantee Trustee a direction inconsistent with the request.

A Holder of Preference Shares may not use any provision of this Guarantee Agreement to prejudice the rights of another Holder of any Preference Shares or to obtain a preference or priority over another Holder of Preference Shares.

Section 6.7            Rights of Holders to Receive Payment. Notwithstanding any other provision of this Guarantee Agreement, the right of any Holder of a Preference Share to receive an Acceleration Payment, a Guarantee Payment or the Liquidation Payment Price or the Guarantee End Date Put Price, as the case may be, on the Preference Share, on or after the respective due dates expressed herein, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 6.8            Collection Suit by Guarantee Trustee. If an Event of Default specified in Section 6.1 occurs and is continuing, the Guarantee Trustee may recover judgment in its own name and as trustee of an express trust against the Guarantor for the whole amount of the Acceleration Payment, any Guarantee Payments, any Liquidation Payment Price or any Guarantee End Date Put Price remaining unpaid on the Preference Shares.

Section 6.9 Guarantee Trustee May File Proofs of Claim. The Guarantee Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Guarantee Trustee and the Holders of Preference Shares allowed in any judicial proceedings relative to the Guarantor, its creditors or its property.

Section 6.10          Priorities. Any money or cash equivalents collected, and any money or other property distributable in respect of the Guarantor’s obligations under this Guarantee Agreement after the occurrence of an Event of Default, other than an Event of Default specified in Section 6.1(a), (b), (h) or (i) hereof, shall be applied in the following order:

FIRST: to the Guarantee Trustee and any predecessor guarantee trustee of it for the payment and costs and expenses (including, without limitation, the fees and expense of its counsel) of collection and for all amounts due under Section 8.2;

SECOND: to Holders of Preference Shares for amounts due and unpaid on the Preference Shares for any Acceleration Payment, Guarantee Payments, any Liquidation Payment Price or any Guarantee End Date Put Price, ratably without preference or priority of any kind, according to the amounts due and payable on the Preference Shares for any Acceleration Payment, Guarantee Payments and any Liquidation Payment Price or any Guarantee End Date Put Price, respectively; and

THIRD: to the Guarantor.

The Guarantee Trustee may fix a Dividend Record Date and payment date for any payment to Holders of Preference Shares pursuant to this Section 6.10.

Section 6.11          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Guarantee Agreement or in any suit against the Guarantee Trustee for any action taken or omitted by it as Guarantee Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Guarantee Trustee, a suit by a Holder pursuant to Section 6.6 or a suit by Holders other than the Guarantor holding Preference Shares representing not less than 25% of the aggregate Liquidation Preference of all Non- Guarantor Held Preference Shares at the time issued and outstanding.

Section 6.12          Notice to Holders. The Guarantor shall deliver to the Guarantee Trustee, as soon as possible and in any event within ten days after the Guarantor becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or default and the action which the Guarantor is taking or proposing to take with respect thereto. The Guarantee Trustee shall, within five days after a Responsible Officer obtains actual knowledge of the occurrence of an Event of Default, give Holders of the Preference Shares notice of the Event of Default; however, the Guarantee Trustee may withhold from Holders of the Preference Shares notice of any continuing Event of Default (except an Event of Default in the payment of any Guarantee Payments, the Liquidation Payment Price or

the Guarantee End Date Put Price) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders of the Preference Shares.

ARTICLE 7

GUARANTEE FEE

Section 7.1            Guarantee Fee. From and after the date hereof until the end of the Term, the Bank shall pay to the Guarantor a fee of 100 bps per annum in respect of the aggregate Liquidation Preference of the Original Investor Preference Shares then-outstanding. Payments shall be made by the Bank to the Guarantor based on substantially the same procedures and payment dates as specified with respect to dividends on the Preference Shares in Section 4 of the Certificate of Designation (except that, for the avoidance of doubt, such payments to the Guarantor shall be mandatory).

ARTICLE 8

INDEMNIFICATION

Section 8.1            Exculpation.

(a)           No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor, the Bank or any Holders of the Preference Shares for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner that such Indemnified Person believed in good faith to be within the scope of the authority conferred on such Indemnified Person by this Guarantee Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.

(b)           An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor or the Bank and upon such information, opinions, reports or statements presented to the Guarantor or the Bank by any Person as to matters the Indemnified Person believes in good faith are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor or the Bank, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of the Preference Shares might properly be paid.

Section 8.2            Indemnification.

(a)           To the fullest extent permitted by applicable law, each of the Bank and the Guarantor, jointly and severally, shall indemnify and hold harmless each Indemnified Person from and against any loss, damage, liability, cost, expense (including, without limitation, the fees and expenses of its legal counsel) or claim incurred by such Indemnified Person by reason of or arising out of (i) the performance by the Guarantor Trustee of its duties and obligations and/or the exercise of its rights hereunder or (ii) any act or omission performed or omitted by such

Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner such Indemnified Person believed in good faith to be within the scope of authority conferred on such Indemnified Person by this Guarantee Agreement, except in the case of each of (i) and (ii) that no Indemnified Person shall be entitled to be indemnified in respect of any such loss, damage, liability, cost, expense or claim incurred by such Indemnified Person by reason of such Indemnified Person’s negligence, bad faith or willful misconduct with respect to such acts or omissions.

(b)           To the fullest extent permitted by applicable law, reasonable expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Bank and, failing which, the Guarantor prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Bank of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 8.2(a).

(c)           The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Guarantee Agreement, payment in respect of the Preference Shares or the resignation or removal of the Guarantee Trustee.

(d)           The Bank and, failing which, the Guarantor, agrees to pay to the Guarantee Trustee compensation for its services as shall be mutually agreed upon in writing by the Bank and the Guarantee Trustee (such compensation not to be limited by any provision of laws in regards to the compensation of a trustee of an express trust). The Bank and, failing which, the Guarantor, shall reimburse the Guarantee Trustee upon request for all reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Guarantee Trustee’s agents and counsel, except any expense as may be attributable to the negligence of the Guarantee Trustee or its willful misconduct.

ARTICLE 9

MISCELLANEOUS

Section 9.1            Unclaimed Amounts. Subject to any applicable abandoned property law, if money paid by the Guarantor for the payment of any amount pursuant to this Agreement remains unclaimed for two years, the Guarantee Trustee shall pay to the Guarantor any such money at its written request, and, thereafter, Holders entitled to the money must look only to the Guarantor and not to the Guarantee Trustee for payment.

Section 9.2            Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preference Shares then issued and outstanding.

Section 9.3            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

Section 9.4            Amendments. Except with respect to any changes that do not adversely affect the rights of Holders of the Preference Shares in any material respect (in which case no consent of Holders of the Preference Shares will be required), and as set forth in the last sentence hereof, this Guarantee Agreement may be amended with the prior approval of Holders other than the Guarantor holding Preference Shares representing more than 50% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding. The provisions of Section 10(b) of the Certificate of Designation with respect to meetings of Holders of Preference Shares apply to the giving of such approval. This Guarantee Agreement may not be amended, and no amendment hereof that affects the Guarantee Trustee’s rights, duties or immunities hereunder or otherwise shall be effective, unless such amendment is executed by the Guarantor, the Bank and the Guarantee Trustee. However, an amendment shall not without the consent of Holders other than the Guarantor holding Preference Shares representing not less than 75% of the aggregate Liquidation Preference of all Non-Guarantor Held Preference Shares at the time issued and outstanding:

(a)           change the Term of this Agreement or change the due date for the payment of Guarantee Payments, the Liquidation Payment Price or the Guarantee End Date Put Price;

(b)           reduce the Guarantee Payments, the Liquidation Payment Price or the Guarantee End Date Put Price;

(c)           change the currency in which any Guarantee Payments, the Liquidation Payment Price or the Guarantee End Date Put Price is payable or change the Borough of Manhattan, The City of New York, as a required place at which payment with respect to any Guarantee Payments, the Liquidation Payment Price or the Guarantee End Date Put Price is payable

(d)           change Sections 9.7, 9.8 or 9.9 of this Agreement;

(e)           change the ranking or priority of the Guarantor’s obligations pursuant to this Agreement;

(f)            impair the right to institute suit for the enforcement of any payment on or with respect to any Preference Shares; or

(g)           reduce the percentage in aggregate Liquidation Preference of all Preference Shares at the time issued and outstanding required for modification or amendment of this Guarantee Agreement or for waiver of compliance with certain provisions of this Guarantee Agreement or for waiver of certain defaults.

Section 9.5            Notices. All notices provided for in this Guarantee Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a)                            If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of in writing to the Holders of the Preference Shares, the Bank and the Guarantor): The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York, NY 10286, Attention: Latin America Administration.

(b)           If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of in writing to the Holders of the Preference Shares, the Bank and the Guarantee Trustee): the Government of Bermuda, Ministry of Finance, Government Administration Building 30 Parliament Street Hamilton HM 12, Bermuda, Attention: Minister of Finance.

(c)           If given to the Bank, at the Bank’s mailing address set forth below (or such other address as the Bank may give notice of in writing to the Holders of the Preference Shares, the Guarantor and the Guarantee Trustee): The Bank of N.T. Butterfield & Son Limited, 65 Front Street, Hamilton HM 12, Bermuda, Attention: Chief Executive Officer.

(d)           If given to the Butterfield Fulcrum Group, at the mailing address set forth below (or such other address as the Butterfield Fulcrum Group may give notice of in writing to Holders of the Preference Shares, the Bank, the Guarantor and the Guarantee Trustee): Rosebank Centre, 11 Bermudiana Road, Hamilton HM08, Bermuda. For purposes of the receipt of funds hereunder from the Guarantee Trustee, the Guarantee Trustee shall wire such funds to the account set forth in Exhibit C (or such other wire address as the Butterfield Fulcrum Group may give notice of in writing to the Guarantee Trustee).

(e)           If given to any Holder of Preference Shares, at the address set forth on the register of members of the Bank (or, if Preference Shares are held in book-entry form through The Depository Trust Company, the Bermuda Securities Depository, or any similar facility, such notices may be given to the Holders of Preference Shares in any manner permitted by such facility).

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver; provided, however, all notices to the Guarantee Trustee shall be in writing and deemed received only upon actual receipt thereof.

In respect of this Guarantee Agreement, the Guarantee Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Guarantee Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Guarantee Trustee, including without limitation the risk of the Guarantee Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 9.6            Benefit. This Guarantee Agreement is intended for the irrevocable benefit of, and to grant third party rights to, each Holder and shall be binding on all successors and assigns of the Guarantor. Each Holder shall be a third-party beneficiary of this Guarantee Agreement and shall be entitled to enforce the provisions contained in this Guarantee Agreement. Except upon the occurrence of a Liquidation Event, the obligations of the Guarantor set forth in this Guarantee Agreement are not separately transferable from the Preference Shares.

Section 9.7            Governing Law and Venue.

(A)          THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           Each of the Guarantor, the Bank and the Guarantee Trustee (i) consents to submit itself to the personal jurisdiction of any state or federal court in the State of New York (the “Specified Courts”), in the event that any suit, action, proceeding, claim or dispute arises in connection with the matters contemplated by this Guarantee Agreement or any of the transactions contemplated hereby and agrees that any judgment thereof obtained in the Specified Courts may be enforced or executed in any such other court of competent jurisdiction (all such other courts other than the Specified Courts being called herein (“Other Courts”), (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee Agreement (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.7(b), (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) to the fullest extent permitted by applicable law that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper and/or (3) this Guarantee Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iii) consents to the service of process to be made in such action or proceeding by delivery of process in accordance with the notice provisions contained in Section 9.5.

(c)           Each of the Guarantor and the Bank hereby appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its agent for service of process in The City of New York in connection with any action arising out of the enforcement of the terms of this Guarantee Agreement.

Section 9.8            Waiver of Sovereign Immunity. With respect to the contractual liability of the Guarantor to perform its respective obligations (including payment obligations) under this Guarantee Agreement, with respect to himself or itself or its property, the Guarantor:

(a)           agrees that the execution, delivery and performance by it of this Guarantee Agreement constitute private and commercial acts done for private and commercial purposes;

(b)           agrees, to the extent it or any of its revenues, assets or properties shall be entitled, with respect to any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Guarantee Agreement at any time brought against it or any of its revenues, assets or properties, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any judgment in the Specified Courts or in any jurisdiction in which any Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States).

(c)           to the extent it or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from setoff, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with this Guarantee Agreement.

Section 9.9            Waiver of Jury Trial. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10          Specific Performance. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Guarantee Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Guarantee Agreement and to enforce specifically the terms and provisions of this Guarantee Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11          Entire Agreement. This Guarantee Agreement and the exhibits attached hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 9.12          Severability. In case any provision in this Guarantee Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.13          Counterparts; Effectiveness. This Guarantee Agreement may be executed in two (2) or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Guarantee Agreement shall become effective as of the effective dated date.

[Signature Page Follows]

THIS PREFERENCE SHARES GUARANTEE AGREEMENT is executed as of the day and year first above written.

GOVERNMENT OF BERMUDA
By: THE MINISTRY OF FINANCE OF BERMUDA

By:	/s/ Paula A. Cox
	Name:	Hon. Paula A. Cox J.P. M.P.
	Title:	Minister of Finance

THE BANK OF N.T. BUTTERFIELD & SON LIMITED

By:	/s/ Alan R. Thompson
	Name:	Alan R. Thompson
	Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Guarantee Trustee and Paying Agent

By:	/s/ John T. Needham, Jr.
	Name:	John T. Needham, Jr.
	Title:	Vice President

BUTIERFIELD FULCRUM GROUP (BERMUDA) LIMITED

By:
	Name:	[ ]
	Title:	[ ]

EXHIBIT A

CERTIFICATE OF DESIGNATION

EXHIBIT B

WARRANT

EXHIBIT C

WIRING INSTRUCTIONS